Exhibit 10.1

AMENDMENT NO. 1 TO THE

SKY HARBOUR GROUP CORPORATION 2022 INCENTIVE AWARD PLAN

This Amendment No. 1 (“Amendment No. 1”) to the Sky Harbour Group Corporation 2022 Incentive Award Plan (the “Plan”), is made effective as of June , 2026. All capitalized terms not specifically defined in this Amendment No. 1 shall have the meanings ascribed to them in the Plan.

The Plan is hereby amended as follows:

1. The text of Section 3.1(a) of the Plan is hereby amended and restated to read in its entirety as follows:

“(a) Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate of 7,662,937 Shares (the “Share Reserve”). The Share Reserve shall also constitute the maximum number of Awards under the Plan that may be granted as Incentive Stock Options. Commencing on January 1, 2023, and on each subsequent anniversary thereof (but not following the Expiration Date), the Share Reserve shall be increased, if and to the extent approved by the Board, by a number of Shares equal to either (i) 0.5% of the Aggregate Fully Diluted Shares as of such date, or (ii) such lesser amount determined by the Board. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock, or Common Stock purchased on the open market. Subject to Section 12.2, each Incentive Equity Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a).”

Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.